QH-386840

Certificate Of Incorporation

*I, **MELANIE E. RIVERS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Ionic Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd day of February Two Thousand Twenty-Two

Given under my hand and Seal at George Town in the Island of Grand Cayman this 3rd day of February Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 812863698195
www.verify.gov.ky
07 February 2022